Exhibit 10.42

THE SCO GROUP, INC.

SUMMARY OF EXECUTIVE COMPENSATION

The following table sets for the annual base salary for each of the named executive officers of The SCO Group, Inc. (the “Company”) for fiscal year 2006:

Executive Officer	Base Salary

Darl C. McBride
President and Chief Executive Officer	$265,000

Bert B. Young
Chief Financial Officer	$170,000

Christopher Sontag
Senior Vice President, Business Development	$160,000

Jeff F. Hunsaker
Senior Vice President and General Manager, UNIX Division	$160,000

Ryan Tibbitts
General Counsel and Corporate Secretary	$160,000

In addition to the foregoing amounts, each of the officers named above is eligible to receive additional cash compensation pursuant to The SCO Group Employee Incentive Bonus Program for fiscal year 2006 or the America Sales Compensation Plan for fiscal year 2006.